FORM 4


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES in BENEFICIAL OWNERSHIP

                       Filed pursuant to Section 16(a) of
                         the Securities Exchange Act of
                           1934, Section 17(a) of the
                   Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

/_/ Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).

1.   Name and Address of Reporting Person*:

                                  NF Partners, LLC
         ====================== ====================== ======================
                (LAST)                 (FIRST)               (MIDDLE)

                                 c/o Andrew H. Tisch
                                 667 Madison Avenue
         ====================================================================
                                      (STREET)

               New York               New York                 10021
         ====================== ====================== ======================
                (CITY)                 (STATE)                 (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99

                                                             Page 2 of 84 Pages


5.   If Amendment, Date of Original:

     (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         5/28/99



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P

                                                             Page 3 of 84 Pages


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                Amount            (A) or (D)            Price
                63,988                 A                (1)  (See explanation)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         1,730,316



6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D



7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see
   Instruction 4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants
         Five-Year Warrants
         New Second Tranche Units (See explanation)
         New Second Closing Units (See explanation)

                                                             Page 4 of 84 Pages

         Second Supplemental Purchase Agreement Warrants
         Remaining Second Supplemental Purchase Agreement Units ("Remaining Second Supplemental Units") (See explanation)


2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants                  -
          Five-Year Warrants                                        -
          New Second Tranche Units                                  -
          New Second Closing Units                                  -
          Second Supplemental Purchase Agreement Warrants           -    5/28/99
          Remaining Second Supplemental Units                       -    5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -

                                                             Page 5 of 84 Pages


          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A)      (D)

          (A) or (D)

                  Supplemental Purchase Agreement Warrants          -
                  Five-Year Warrants                                -
                  New Second Tranche Units                          -
                  New Second Closing Units                          -
          A -     Second Supplemental Purchase Agreement Warrants   -   159,970
          D -     Remaining Second Supplemental Units               -    63,988


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          New Second Tranche Units                                 -    No later than August 31, 2000
          New Second Closing Units                                 -     No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    Currently
          Remaining Second Supplemental Units                      -    No later than September 22, 1999


                                 Expiration Date

          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003/Nov. 22, 2003/
                                                                        Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          New Second Tranche Units                                 -    August 31, 1999
          New Second Closing Units                                 -    September 15, 1999

                                                             Page 6 of 84 Pages

          Second Supplemental Purchase Agreement Warrants          -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004
          Remaining Second Supplemental Units                      -    September 22, 1999



7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                                                  Amount or Number of Shares

          Supplemental Purchase Agreement Warrants                   -    1,563,638 shares of Common Stock
          Five-Year Warrants                                         -    2,132,935 shares of Common Stock
          New Second Tranche Units                                   -    122,857 shares of Common Stock and
                                                                          Warrants exercisable for 307,143 shares of
                                                                          Common Stock
          New Second Closing Units                                   -    409,524 shares of Common Stock and
                                                                          Warrants exercisable for 1,023,810 shares
                                                                          of Common Stock
          Second Supplemental Purchase Agreement Warrants            -    629,217 shares of Common Stock
          Remaining Second Supplemental Units                        -    430,853 shares of Common Stock and
                                                                          Warrants exercisable for 1,077,133 shares
                                                                          of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation)
          Five-Year Warrants                                         -    (2) (See explanation)
          New Second Tranche Units                                   -    (2) (See explanation)
          New Second Closing Units                                   -    (2) (See explanation)
          Second Supplemental Purchase Agreement Warrants            -    (1) (See explanation)
          Remaining Second Supplemental Units                        -    (3) (See explanation)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

                                                             Page 7 of 84 Pages


     (Instr. 4)


          Supplemental Purchase Agreement Warrants                   -          1,563,638
          Five-Year Warrants                                         -          2,132,935
          New Second Tranche Units                                   -            122,857
          New Second Closing Units                                   -            409,524
          Second Supplemental Purchase Agreement Warrants            -            629,217
          Remaining Second Supplemental Units                        -            430,853


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                   -    D
          Five-Year Warrants                                         -    D
          New Second Tranche Units                                   -    D
          New Second Closing Units                                   -    D
          Second Supplemental Purchase Agreement Warrants            -    D
          Remaining Second Supplemental Units                        -    D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

                  NF Partners, LLC is a Delaware limited liability company ("NFP"), the members of which are Four Partners, a New York general partnership ("FP"), Four-Fourteen Partners, LLC, a Delaware limited liability company ("4-14P") and Three Partners, a New York general partnership ("TP"). The sole partners of FP are Andrew H. Tisch 1991 Trust, for which Andrew H. Tisch is the managing trustee, Daniel R. Tisch 1991 Trust, for which Daniel R. Tisch is the managing trustee, James S. Tisch 1991 Trust, for which James S. Tisch is the managing trustee, and Thomas J. Tisch 1991 Trust, for which Thomas J. Tisch is the managing trustee. Andrew H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas J. Tisch are referred to herein as the "Messrs. Tisch." The members of 4-14P are trusts for the benefit of the offspring of the Messrs. Tisch, partnerships the partners of which are such trusts and partnerships the partners of which are such partnerships. The Messrs. Tisch serve as the trustees of such trusts. Andrew H. Tisch has been appointed the Manager of NFP. Thomas J. Tisch has been appointed the manager of FP and 4-14P. The sole partners of TP are Steven E. Tisch 1992 Trust, for which Steven E. Tisch is the managing trustee, Jonathan
         M. Tisch 1992 Trust , for which Jonathan M. Tisch is the managing trustee, and

                                                             Page 8 of 84 Pages


         Laurie Tisch Sussman 1992 Trust, for which Laurie Tisch Sussman is the managing trustee.


                  This Form 4 is being filed jointly by NFP, JMC Investments LLC, Ravitch Rice & Company LLC, Barry L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg (collectively, the "Purchase Agreement Investors"). This Form 4 is also being filed by Andrew H. Tisch and John Capozzi (Andrew H. Tisch and Mr. Capozzi and the Purchase Agreement Investors are referred to herein collectively as the "Reporting Persons").

                  On June 16, 1998, the Purchase Agreement Investors purchased from NoFire Technologies, Inc. (the "Issuer") in a private placement an aggregate of 1,388,887 units, each unit consisting of one share of Common Stock and five-year warrants ("Five-Year Warrants") to purchase
         2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for aggregate consideration of $1,249,998.30 pursuant to a Common Stock and Five-Year Warrant Purchase Agreement (the "Purchase Agreement") dated as of June 15, 1998 by and among the Issuer, the Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.

                  The Purchase Agreement Investors, excluding Robert H. Savage (the "Supplemental Purchase Agreement Investors"), purchased from the Issuer in private placements on October 28, 1998, November 23, 1998, December 22, 1998 and January 19, 1999 an aggregate of 960,000 units (the "Supplemental Purchase Agreement Units"), each unit consisting of one share of Common Stock, and five-year warrants (the "Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock at an initial exercise price of $0.50 per share, for aggregate consideration of $480,000 pursuant to a Supplemental Common Stock and Five-Year Warrant Purchase Agreement (the "Supplemental Purchase Agreement") dated as of October 26, 1998 by and among the Issuer, the Supplemental Purchase Agreement Investors and Sam Oolie and Samuel Gottfried.

                  On March 26, 1999, the Issuer, the Purchase Agreement Investors, Sam Oolie and Samuel Gottfried entered into the Second Supplemental Common Stock and Five-Year Warrant Purchase Agreement, dated March 22, 1999 (the "Second Supplemental Purchase Agreement"), allowing the Purchase Agreement Investors to purchase a total of 1,111,112 units, each unit consisting of one share of Common Stock and five-year warrants (the "Second Supplemental Purchase Agreement Warrants") to purchase 2.5 shares of Common Stock, for total aggregate consideration of $800,000 (the "Second Supplemental Purchase Agreement Units"). On March 30, 1999, the Purchase Agreement Investors purchased an aggregate of 180,556 Second Supplemental Purchase Agreement Units for total aggregate consideration of $130,000.10. The Second Supplemental Purchase Agreement sets forth conditions for the purchase of the remaining 930,556 units (the "Remaining Second Supplemental Purchase Agreement Units")

                                                             Page 9 of 84 Pages


         by the Purchase Agreement Investors. The Purchase Agreement Investors may, but are not required to purchase the Remaining Second Supplemental Purchase Agreement Units if requested by the Company on or before September 22, 1999, or at their option exercised on or before that date. On April 28, 1999, the Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 125, 000 Second Supplemental Purchase Agreement Units for aggregate consideration of $90,000 pursuant to the Second Supplemental Purchase Agreement.

                  On May 28, 1999, the Purchase Agreement Investors purchased from the Issuer in a private placement an aggregate of 104,167 Second Supplemental Purchase Agreement Units for aggregate consideration of $75,000 pursuant to the Second Supplemental Purchase Agreement. Following such acquisition, an aggregate of 701,389 Remaining Supplemental Purchase Agreement Units were outstanding.

                  All of the Second Supplemental Purchase Agreement Units acquired by NFP on March 30, 1999, April 28, 1999 and May 28, 1999 were allocated to TP.

                  Section 2.1(b) of the Purchase Agreement provides that if, prior to August 31, 1999, the Issuer has entered into binding contracts with nuclear power generating companies or their contractors providing for gross sales of more than $100,000 of the Issuer's fire retardant products during the first year of such contracts to upgrade fire protection of control wiring at nuclear power generating facilities, the Purchase Agreement Investors will purchase an aggregate of $150,000.30 of additional units (the "Second Tranche Units"), each unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share.

                  Section 2.2 of the Purchase Agreement provides that if for the fiscal year ending August 31, 1999, the Issuer has net sales of $2,000,000 or more and pre-tax earnings of $400,000 or more, the Purchase Agreement Investors will purchase on September 15, 1999 an aggregate of $500,001.30 of additional units ("Second Closing Units"), each Second Closing Unit consisting of one share of Common Stock and Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $1.00 per share, for a purchase price of $0.90 per Second Closing Unit. If the Issuer fails to meet the net sales and pre-tax earnings thresholds set forth above, the Purchase Agreement Investors may nevertheless, at their option, purchase all or part of their Second Closing Units.

                  The Supplement Purchase Agreement amended Section 2.1(b) and
         Section 2.2 of the Purchase Agreement to provide that the purchase price for the Second Tranche Units and the Second Closing Units will be reduced from $0.90 to $0.75 and the exercise price of each Purchase Agreement Warrant to be issued in the Second Tranche Closing and the Second Closing, if the conditions for such closings are satisfied, will be reduced from $1.00 to $0.75 per share of Common Stock.

                                                            Page 10 of 84 Pages


                  The Second Supplemental Purchase Agreement amended Section 2.1(b) of the Purchase Agreement to provide that while the Purchase Agreement Investors will have no obligation to purchase investment units at the Second Tranche Closing unless the condition therefor has been met by August 31, 1999, the Purchase Agreement Investors will have the option to purchase up to 200,000 investment units, each unit consisting of one share of Common Stock, and five-year Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $0.75 per share, for total aggregate consideration of up to $150,000 at any time from August 31, 1999 through August 31, 2000.

                  In addition, the Second Supplemental Purchase Agreement amended Section 2.2 of the Purchase Agreement to provide that the Purchase Agreement Investors will have the right, but not the obligation unless the conditions therefor have been met by August 31, 1999, to purchase up to 666,668 investment units consisting of one share of Common Stock, and five-year Warrants to purchase 2.5 shares of Common Stock at an initial exercise price of $0.75 per share for total aggregate consideration of up to $500,000.25 at any time from September 15, 1999 through September 15, 2000.

                  For purposes of this Form 4, the Second Tranche Units and the Second Closing Units, as modified by the Supplemental Purchase Agreement and Second Supplemental Purchase Agreement, are referred to as the "New Second Tranche Units" and the "New Second Closing Units", respectively.

                  The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other person or persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other person.

                  Explanations of Table I, Item 4 and Table II, Item 8

                  (1) The reported securities are included within 104,167 units purchased by the Purchase Agreement Investors for $0.72 per unit. Each unit consists of one share of Common Stock and Second Supplemental Purchase Agreement Warrants to purchase 2.5 shares of Common Stock.

                  (2) No transactions in the reported securities took place in the period covered by this Form 4.

                  (3) During the period covered by this Form 4, the Purchase Agreement Investors exercised contractual rights with respect to the disposition of the reported securities.

[Signatures follow all attachments]

                                                            Page 11 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

               Tisch                   Andrew                   H.
       ----------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                667 Madison Avenue
       ----------------------------------------------------------------------
                                     (STREET)

             New York,                New York                 10021
       ----------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)



2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                            Page 12 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned



1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock



2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -
         Common Stock - 5/28/99



3.   Transaction Code:

     (Instr. 8)

     Code                 V

         Common Stock -
         Common Stock - P

                                                            Page 13 of 84 Pages


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

Amount                         (A) or (D)                 Price

Common Stock   -               -                          -
Common Stock   -   63,988      A    (1) (See Explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

          Common Stock             -               160,000
          Common Stock             -             1,730,316


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

          Common Stock             -    D
          Common Stock             -    I


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                            Page 14 of 84 Pages


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

     Warrants Expiring 2001 ("2001 Warrants")
     Warrants Expiring 2002, exercise price $2.00 per share ("2002 $2 Warrants") Warrants Expiring 2002 exercise price $3.00 per share ("2002 $3 Warrants")

     Supplemental Purchase Agreement Warrants
     Five-Year Warrants
     New Second Tranche Units (See explanation to Form 4 of NFP)
     New Second Closing Units (See explanation to Form 4 of NFP)
     Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
     Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

          2001 Warrants                                        -   $2.00 per share of Common Stock
          2002 $2 Warrants                                     -   $2.00 per share of Common Stock
          2002 $3 Warrants                                     -   $3.00 per share of Common Stock
          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)

3.   Transaction Date:

     (Month/Day/Year)

          2001 Warrants                                         -

                                                            Page 15 of 84 Pages


          2002 $2 Warrants                                      -
          2002 $3 Warrants                                      -
          Supplemental Purchase Agreement Warrants              -
          Five-Year Warrants                                    -
          New Second Tranche Units                              -
          New Second Closing Units                              -
          Second Supplemental Purchase Agreement Warrants       -    5/28/99
          Remaining Second Supplemental Units                   -    5/28/99

4.   Transaction Code:

     (Instr. 8)

         Code

          2001 Warrants                                           -
          2002 $2 Warrants                                        -
          2002 $3 Warrants                                        -
          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X

5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

         (A)      (D)

          (A) or (D)
                  2001 Warrants                                      -
                  2002 $2 Warrants                                   -
                  2002 $3 Warrants                                   -
                  Supplemental Purchase Agreement Warrants           -
                  Five-Year Warrants                                 -
                  New Second Tranche Units                           -
                  New Second Closing Units                           -
              A-  Second Supplemental Purchase Agreement Warrants    -   159,970
              D-  Remaining Second Supplemental Units                -    63,988

                                                            Page 16 of 84 Pages


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          2001 Warrants                                            -    Currently
          2002 $2 Warrants                                         -    Currently
          2002 $3 Warrants                                         -    Currently
          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          New Second Tranche Units                                 -    No later than August 31, 1999
          New Second Closing Units                                 -    No later than September 15, 1999
          Second Supplemental Purchase Agreement Warrants          -    Currently
          Remaining Second Supplemental Units                      -    No later than September 22, 1999

                                 Expiration Date

          2001 Warrants                                            -    November 13, 2001
          2002 $2 Warrants                                         -    September 22, 2002
          2002 $3 Warrants                                         -    September 22, 2002
          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003/Nov. 22, 2003/
                                                                        Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          New Second Tranche Units                                 -    August 31, 2000
          New Second Closing Units                                 -    September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004
          Remaining Second Supplemental Units                      -    September 22, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

         Title

          2001 Warrants                                              -    Common Stock
          2002 $2 Warrants                                           -    Common Stock
          2002 $3 Warrants                                           -    Common Stock
          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement                     -    Common Stock
          Warrants

                                                             Page 17 of 84 Pages

          Remaining Second Supplemental Units                        -    Common Stock and Warrants

         Amount or Number of Shares

          2001 Warrants                                              -    50,000 shares of Common Stock
          2002 $2 Warrants                                           -    50,000 shares of Common Stock
          2002 $3 Warrants                                           -    25,000 shares of Common Stock
          Supplemental Purchase Agreement Warrants                   -    1,563,638  shares of Common Stock
          Five-Year Warrants                                         -    2,132,935 shares of Common Stock
          New Second Tranche Units                                   -    122,857 shares of Common Stock and
                                                                          Warrants exercisable for 307,143 shares of
                                                                          Common Stock
          New Second Closing Units                                   -    409,524 shares of Common Stock and
                                                                          Warrants exercisable for 1,023,810 shares
                                                                          of Common Stock
          Second Supplemental Purchase Agreement Warrants            -    629,217 shares of Common Stock
          Remaining Second Supplemental Units                        -    430,853 shares of Common Stock and
                                                                          Warrants exercisable for 1,077,133 shares
                                                                          of Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

          2001 Warrants                                              -    (2) (See explanation to Form 4 of NFP)
          2002 $2 Warrants                                           -    (2) (See explanation to Form 4 of NFP)
          2002 $3 Warrants                                           -    (2) (See explanation to Form 4 of NFP)
          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

     2001 Warrants                                      -          50,000
     2002 $2 Warrants                                   -          50,000
     2002 $3 Warrants                                   -          25,000
     Supplemental Purchase Agreement Warrants           -       1,563,638

                                                             Page 18 of 84 Pages


     Five-Year Warrants                                 -       2,132,935
     New Second Tranche Units                           -         122,857
     New Second Closing Units                           -         409,524
     Second Supplemental Purchase Agreement Warrants    -         629,217
     Remaining Second Supplemental Units                -         430,853


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          2001 Warrants                                              -    D
          2002 $2 Warrants                                           -    D
          2002 $3 Warrants                                           -    D
          Supplemental Purchase Agreement Warrants                   -    I
          Five-Year Warrants                                         -    I
          New Second Tranche Units                                   -    I
          New Second Closing Units                                   -    I
          Second Supplemental Purchase Agreement Warrants            -    I
          Remaining Second Supplemental Units                        -    I


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

         Andrew H. Tisch may be deemed to have indirect beneficial ownership of securities owned by NFP by virtue of his status as manager of NFP and as managing trustee of trusts, one of which is a general partner of FP and others of which are (i) members of 4-14P or (ii) partners of partnerships which are members of 4-14P or (iii) partners of partnerships which are partners of partnerships which are members of 4-14P.



         Explanation of Responses:

                  See explanation to Form 4 of NFP.

         [Signatures follow all attachments]

                                                             Page 19 of 84 Pages



                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                               JMC Investments LLC
 -------------------------- -------------------------- -------------------------
         (LAST)                     (FIRST)                   (MIDDLE)


                                 125 Brett Lane
 -------------------------------------------------------------------------------
                                    (STREET)


    Fairfield,                     CT                        06430
------------------------- -------------------------- --------------------------
      (CITY)                     (STATE)                     (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 20 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")




2.   Transaction Date:

     (Month/Day/Year)

         5/28/99




3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P




4.   Securities Acquired (A) or Disposed of (D):

                                                             Page 21 of 84 Pages



     (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      2,976           A                 (1) ( See explanation to Form 4 of NFP)




5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         80,480




6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D




7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

                                                             Page 22 of 84 Pages


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

           Supplemental Purchase Agreement Warrants                 (See explanation to Form 4 of NFP)
           Five-Year Warrants                                       (See explanation to Form 4 of NFP)
           New Second Tranche Units                                 (See explanation to Form 4 of NFP)
           New Second Closing Units                                 (See explanation to Form 4 of NFP)
           Second Supplemental Purchase Agreement Warrants          (See explanation to Form 4 of NFP)
           Remaining Second Supplemental Units                      (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants             -
          Five-Year Warrants                                   -
          New Second Tranche Units                             -
          New Second Closing Units                             -
          Second Supplemental Purchase Agreement               -      5/28/99

                                                             Page 23 of 84 Pages


          Warrants
          Remaining Second Supplemental Units                  -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

  (A) or (D)
      Supplemental Purchase Agreement Warrants                       -
      Five-Year Warrants                                             -
      New Second Tranche Units                                       -
      New Second Closing Units                                       -
A -   Second Supplemental Purchase Agreement Warrants                -    7,440
D -   Remaining Second Supplemental Units                            -    2,976



6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                                     Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          New Second Tranche Units                                     -   No later than August 31, 2000
          New Second Closing Units                                     -   No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   Currently
          Remaining Second Supplemental Units                          -   No later than September 22, 1999

                                                             Page 24 of 84 Pages


                                                      Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          New Second Tranche Units                                     -   August 31, 2000
          New Second Closing Units                                     -   September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004
          Remaining Second Supplemental Units                          -   September 22, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                                                  Amount or Number of Shares

          Supplemental Purchase Agreement Warrants                   -    72,727 shares of Common Stock
          Five-Year Warrants                                         -    99,208 shares of Common Stock
          New Second Tranche Units                                   -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock
          Second Supplemental Purchase Agreement Warrants            -    29,266 shares of Common Stock
          Remaining Second Supplemental Units                        -    20,040 shares of Common Stock and Warrants
                                                                          exercisable for 50,099 shares of Common
                                                                          Stock



8.   Price of Derivative Security:

                                                             Page 25 of 84 Pages


     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 for NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 for NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 for NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 for NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -     72,727
          Five-Year Warrants                                       -     99,208
          New Second Tranche Units                                 -      5,714
          New Second Closing Units                                 -     19,048
          Second Supplemental Purchase Agreement Warrants          -     29,266
          Remaining Second Supplemental Units                      -     20,040


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -     D
          Five-Year Warrants                                       -     D
          New Second Tranche Units                                 -     D
          New Second Closing Units                                 -     D
          Second Supplemental Purchase Agreement Warrants          -     D
          Remaining Second Supplemental Units                      -     D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

     Explanation of Responses:

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 26 of 84 Pages



                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information



1.   Name and Address of Reporting Person*:

                       Capozzi               John
                  ------------------- ------------------- -------------------
                        (LAST)             (FIRST)             (MIDDLE)

                                        125 Brett Lane
                  -----------------------------------------------------------
                                           (STREET)

                      Fairfield               CT                06430
                  ------------------- ------------------- -------------------
                        (CITY)             (STATE)              (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 27 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                        Director
           ----------
                        Officer (give title below)
           ----------
               X        10% Owner
           ----------
                        Other (specify below)
           ----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                        Form filed by One Reporting Person
           ----------
               X        Form filed by More than One Reporting Person
           ----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")

         Common Stock

2.   Transaction Date:

     (Month/Day/Year)

         Common Stock -

         Common Stock - 5/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       Common Stock    -                  -

                                                             Page 28 of 84 Pages


       Common Stock -   2,976   A        (1) (See explanation to Form 4 of NFP)


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         Common Stock - 100,000

         Common Stock -   80,480


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         Common Stock - I

         Common Stock - I


7.   Nature of Indirect Beneficial Ownership:


     (Instr. 4)

         John Capozzi may be deemed to have indirect beneficial ownership of 100,000 shares of Common Stock owned by his wife.

         John Capozzi may be deemed to have indirect beneficial ownership of 80,480 shares of Common Stock owned by JMC Investments LLC, of which he is a member.

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)



1.   Title of Derivative Security:

     (Instr. 3)

   Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
   New Second Tranche Units (See explanation to Form 4 of NFP)
   New Second Closing Units (See explanation to Form 4 of NFP)

                                                             Page 29 of 84 Pages


   Consultant Warrants (See explanation)
   Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
   Remaining Second Supplemental Units (See explanation to Form 4 of NFP)



2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Consultant Warrants                                  -   $2.00 per share of Common Stock
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants              -
          Five-Year Warrants                                    -
          New Second Tranche Units                              -
          New Second Closing Units                              -
          Consultant Warrants                                   -
          Second Supplemental Purchase Agreement Warrants       -      5/28/99
          Remaining Second Supplemental Units                   -      5/28/99

                                                             Page 30 of 84 Pages



4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Consultant Warrant                                      -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
              Supplemental Purchase Agreement Warrants             -
              Five-Year Warrants                                   -
              New Second Tranche Units                             -
              New Second Closing Units                             -
              Consultant Warrants                                  -
       A -    Second Supplemental Purchase Agreement Warrants      -      7,440
       D -    Remaining Second Supplemental Units                  -      2,976


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          New Second Tranche Units                                     -   No later than August 31, 2000
          New Second Closing Units                                     -   No later than September 15, 2000
          Consultant Warrants                                          -   (See explanation)
          Second Supplemental Purchase Agreement Warrants              -   Currently
          Remaining Second Supplemental Units                          -   No later than September 22, 1999

                                                             Page 31 of 84 Pages


                                 Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                           2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          New Second Tranche Units                                     -   August 31, 2000
          New Second Closing Units                                     -   September 15, 2000
          Consultant Warrants                                          -   (See explanation)
          Second Supplemental Purchase Agreement Warrants              -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004
          Remaining Second Supplemental Units                          -   September 22, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Consultant Warrants                                        -    Common Stock
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                           Amount or Number of Shares

          Supplemental Purchase Agreement Warrants                   -    72,727 shares of Common Stock
          Five-Year Warrants                                         -    99,208 shares of Common Stock
          New Second Tranche Units                                   -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock
          Consultant Warrants                                        -    75,000 Shares of Common Stock
          Second Supplemental Purchase Agreement Warrants            -    29,266 shares of Common Stock
          Remaining Second Supplemental Units                        -    20,040 shares of Common Stock and Warrants
                                                                          exercisable for 50,099 shares of Common
                                                                          Stock

                                                             Page 32 of 84 Pages


8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Consultant Warrants                                        -    (See explanation)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -                72,727
          Five-Year Warrants                                       -                99,208
          New Second Tranche Units                                 -                 5,714
          New Second Closing Units                                 -                19,048
          Consultant Warrants                                      -                75,000
          Second Supplemental Purchase Agreement Warrants          -                29,266
          Remaining Second Supplemental Units                      -                20,040


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      I
          Five-Year Warrants                                       -      I
          New Second Tranche Units                                 -      I
          New Second Closing Units                                 -      I
          Consultant Warrants                                      -      D
          Second Supplemental Purchase Agreement Warrants          -      I
          Remaining Second Supplemental Units                      -      I


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


         John Capozzi may be deemed to have indirect beneficial ownership of securities owned by JMC Investments LLC, of which he is a member.

                                                             Page 33 of 84 Pages


         Explanation of Responses:

         John Capozzi has acted as a consultant to the Issuer's Board of Directors commencing June 16, 1998. The Issuer will provide him as compensation for such services with five-year Warrants ("Consultant Warrants") to purchase 75,000 shares of Common Stock at an exercise price of $2.00 per share. Such 75,000 Consultant Warrants will vest at the rate of 1,250 Consultant Warrants monthly for so long as Mr. Capozzi continues to perform such consulting services over a five year period commencing June 16, 1998. In the event of any termination of the Issuer's consulting arrangement with JMC Industries, Inc. ("JMCII") for cause, any voluntary termination by JMCII, or the death, incapacity, or resignation or withdrawal from JMCII of John Capozzi, only those Consultant Warrants vested on the date of termination will remain with JMCII.

         See explanation to Form 4 of NFP Partners.



[Signatures follow all attachments]

                                                             Page 34 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information

1.   Name and Address of Reporting Person*:

                            Ravitch Rice & Company LLC
       ----------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                            610 Fifth Avenue, Suite 420
       ----------------------------------------------------------------------
                                     (STREET)

              New York                New York                 10020
       ----------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 35 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         5/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       1,488               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 36 of 84 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         40,239


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP) Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable

                                                             Page 37 of 84 Pages

                                                                   for 2.5 shares of Common Stock at $0.75
                                                                   per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants            -
          Five-Year Warrants                                  -
          New Second Tranche Units                            -
          New Second Closing Units                            -
          Second Supplemental Purchase Agreement Warrants     -      5/28/99
          Remaining Second Supplemental Units                 -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
                 Supplemental Purchase Agreement Warrants

                                                             Page 38 of 84 Pages


                 Five-Year Warrants
                 New Second Tranche Units
                 New Second Closing Units
       A -       Second Supplemental Purchase Agreement Warrants         - 3,720
       D -       Remaining Second Supplemental Units                     - 1,488



6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          New Second Tranche Units                                     -   No later than August 31, 2000
          New Second Closing Units                                     -   No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   Currently
          Remaining Second Supplemental Units                          -   No later than September 22, 1999

                                 Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          New Second Tranche Units                                     -   August 31, 2000
          New Second Closing Units                                     -   September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004
          Remaining Second Supplemental Units                          -   September 22, 1999


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                           Amount or Number of Shares

                                                             Page 39 of 84 Pages


          Supplemental Purchase Agreement Warrants                   -    36,363 shares of Common Stock
          Five-Year Warrants                                         -    49,603 shares of Common Stock
          New Second Tranche Units                                   -    2,857 shares of Common Stock and Warrants
                                                                          exercisable for 7,143 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    9,524 shares of Common Stock and Warrants
                                                                          exercisable for 23,811 shares of Common
                                                                          Stock
          Second Supplemental Purchase Agreement Warrants            -    14,632 shares of Common Stock
          Remaining Second Supplemental Units                        -    10,020 shares of Common Stock and Warrants
                                                                          exercisable for 25,050 shares of Common
                                                                          Stock


8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                -   (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                      -   (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                -   (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                -   (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants         -   (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                     -   (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

          Supplemental Purchase Agreement Warrants           -         36,363
          Five-Year Warrants                                 -         49,603
          New Second Tranche Units                           -          2,857
          New Second Closing Units                           -          9,524
          Second Supplemental Purchase Agreement Warrants    -         14,632
          Remaining Second Supplemental Units                -         10,020


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D

                                                             Page 40 of 84 Pages


          Second Supplemental Purchase Agreement Warrants          -      D
          Remaining Second Supplemental Units                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

The sole members of RRC are Richard Ravitch and Donald S. Rice. Each of Mr. Ravitch and Mr. Rice has a business address at 610 Fifth Avenue, Suite 420, New York, New York 10020.

         See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 41 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                Bloom                  Barry
        ---------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                 46 Woodmere Drive
        ---------------------------------------------------------------------
                                      (STREET)

               Summit                New Jersey                07901
        ---------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 42 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         5/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       2,679               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 43 of 84 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         72,432


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

    Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Five-Year Warrants (See explanation to Form 4 of NFP)
    New Second Tranche Units (See explanation to Form 4 of NFP)
    New Second Closing Units (See explanation to Form 4 of NFP)
    Second Supplemental Purchase Agreement Warrants (See explanation to
    Form 4 of NFP)
    Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock

                                                             Page 44 of 84 Pages

          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)



3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants               -
          Five-Year Warrants                                     -
          New Second Tranche Units                               -
          New Second Closing Units                               -
          Second Supplemental Purchase Agreement Warrants        -      5/28/99
          Remaining Second Supplemental Units                    -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                                                             Page 45 of 84 Pages


     (A) or (D)
            Supplemental Purchase Agreement Warrants
            Five-Year Warrants
            New Second Tranche Units
            New Second Closing Units
      A -   Second Supplemental Purchase Agreement Warrants             - 6,697
      D -   Remaining Second Supplemental Units                         - 2,679


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          New Second Tranche Units                                     -   No later than August 31, 2000
          New Second Closing Units                                     -   No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   Currently
          Remaining Second Supplemental Units                          -   No later than September 22, 1999


                                 Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          New Second Tranche Units                                     -   August 31, 2000
          New Second Closing Units                                     -   September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004
          Remaining Second Supplemental Units                          -   September 22, 1999



7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

Supplemental Purchase Agreement Warrants          -    Common Stock
Five-Year Warrants                                -    Common Stock
New Second Tranche Units                          -    Common Stock and Warrants
New Second Closing Units                          -    Common Stock and Warrants

                                                             Page 46 of 84 Pages


Second Supplemental Purchase Agreement Warrants   -    Common Stock
Remaining Second Supplemental Units               -    Common Stock and Warrants


                           Amount or Number of Shares

          Supplemental Purchase Agreement Warrants                   -    65,455 shares of Common Stock
          Five-Year Warrants                                         -    89,285 shares of Common Stock
          New Second Tranche Units                                   -    5,143 shares of Common Stock and Warrants
                                                                          exercisable for 12,858 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    17,143 shares of Common Stock and Warrants
                                                                          exercisable for 42,858 shares of Common
                                                                          Stock
          Second Supplemental Purchase Agreement Warrants            -    26,340 shares of Common Stock
          Remaining Second Supplemental Units                        -    18,036 shares of Common Stock and Warrants
                                                                          exercisable for 45,090 shares of Common
                                                                          Stock


8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)

9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

    Supplemental Purchase Agreement Warrants                   -         65,455
    Five-Year Warrants                                         -         89,285
    New Second Tranche Units                                   -          5,143
    New Second Closing Units                                   -         17,143
    Second Supplemental Purchase Agreement Warrants            -         26,340
    Remaining Second Supplemental Units                        -         18,036

                                                             Page 47 of 84 Pages


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D
          Second Supplemental Purchase Agreement Warrants          -      D
          Remaining Second Supplemental Units                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)


Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 48 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Samuels                  Robyn
       ----------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                           150 West End Avenue, Apt. 5M
       ----------------------------------------------------------------------
                                     (STREET)

              New York                New York                 10023
       ----------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 49 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         5/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       595                 A             (1) (See explanation to Form 4 of NFP)

                                                             Page 50 of 84 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         16,095


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP) Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable

                                                             Page 51 of 84 Pages


                                                                   for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

       Supplemental Purchase Agreement Warrants                 -
       Five-Year Warrants                                       -
       New Second Tranche Units                                 -
       New Second Closing Units                                 -
       Second Supplemental Purchase Agreement Warrants          -      5/28/99
       Remaining Second Supplemental Units                      -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

   (A) or (D)
          Supplemental Purchase Agreement Warrants                    -
          Five-Year Warrants                                          -

                                                             Page 52 of 84 Pages


          New Second Tranche Units                                    -
          New Second Closing Units                                    -
    A -   Second Supplemental Purchase Agreement Warrants             -    1,488
    D -   Remaining Second Supplemental Units                         -      595


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          New Second Tranche Units                                     -   No later than August 31, 2000
          New Second Closing Units                                     -   No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   Currently
          Remaining Second Supplemental Units                          -   No later than September 22, 1999

                                 Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003/Nov. 22, 2003/
                                                                           Dec. 21, 2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          New Second Tranche Units                                     -   August 31, 2000
          New Second Closing Units                                     -   September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004
          Remaining Second Supplemental Units                          -   September 22, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                           Amount or Number of Shares

                                                             Page 53 of 84 Pages


          Supplemental Purchase Agreement Warrants                   -    14,545 shares of Common Stock
          Five-Year Warrants                                         -    19,840 shares of Common Stock
          New Second Tranche Units                                   -    1,142 shares of Common Stock and Warrants
                                                                          exercisable for 2,856 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    3,810 shares of Common Stock and Warrants
                                                                          exercisable for 9,525 shares of Common
                                                                          Stock
          Second Supplemental Purchase Agreement Warrants            -    5,853 shares of Common Stock
          Remaining Second Supplemental Units                        -    4,008 shares of Common Stock and Warrants
                                                                          exercisable for 10,019 shares of Common
                                                                          Stock


8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

     Supplemental Purchase Agreement Warrants                   -       14,545
     Five-Year Warrants                                         -       19,840
     New Second Tranche Units                                   -        1,142
     New Second Closing Units                                   -        3,810
     Second Supplemental Purchase Agreement Warrants            -        5,853
     Remaining Second Supplemental Units                        -        4,008


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D

                                                             Page 54 of 84 Pages


          New Second Closing Units                                 -      D
          Second Supplemental Purchase Agreement Warrants          -      D
          Remaining Second Supplemental Units                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 55 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

                        Downey               Paul                 A.
                  ------------------- ------------------- -------------------
                        (LAST)             (FIRST)             (MIDDLE)

                                     22200 Puccioni Road
                  -----------------------------------------------------------
                                           (STREET)

                      Healdsburg              CA                95448
                  ------------------- ------------------- -------------------
                        (CITY)             (STATE)              (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99



5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 56 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")



2.   Transaction Date:

     (Month/Day/Year)

         5/28/99


3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      2,976               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 57 of 84 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         80,480


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)




Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).


             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP) Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Remaining Second Supplemental Units (See explanation to Form 4 of NFP)

2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock

                                                             Page 58 of 84 Pages


          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants             -
          Five-Year Warrants                                   -
          New Second Tranche Units                             -
          New Second Closing Units                             -
          Second Supplemental Purchase Agreement Warrants      -      5/28/99
          Remaining Second Supplemental Units                  -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                                                             Page 59 of 84 Pages


    (A) or (D)
           Supplemental Purchase Agreement Warrants
           Five-Year Warrants
           New Second Tranche Units
           New Second Closing Units
    A -    Second Supplemental Purchase Agreement Warrants              - 7,440
    D -    Remaining Second Supplemental Units                          - 2,976


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                     -   Currently
          Five-Year Warrants                                           -   Currently
          New Second Tranche Units                                     -   No later than August 31, 2000
          New Second Closing Units                                     -   No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   Currently
          Remaining Second Supplemental Units                          -   No later than September 22, 1999

                                 Expiration Date

          Supplemental Purchase Agreement Warrants                     -   Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                           2003/Jan. 18, 2004
          Five-Year Warrants                                           -   June 14, 2003
          New Second Tranche Units                                     -   August 31, 2000
          New Second Closing Units                                     -   September 15, 2000
          Second Supplemental Purchase Agreement Warrants              -   March 29, 2004/April 27, 2004/
                                                                           May 27, 2004
          Remaining Second Supplemental Units                          -   September 22, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                                                             Page 60 of 84 Pages


                           Amount or Number of Shares

          Supplemental Purchase Agreement Warrants                   -    72,727 shares of Common Stock
          Five-Year Warrants                                         -    99,208 shares of Common Stock
          New Second Tranche Units                                   -    5,714 shares of Common Stock and Warrants
                                                                          exercisable for 14,286 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    19,048 shares of Common Stock and Warrants
                                                                          exercisable for 47,619 shares of Common
                                                                          Stock
          Second Supplemental Purchase Agreement Warrants            -    29,266 shares of Common Stock
          Remaining Second Supplemental Units                        -    20,040 shares of Common Stock and Warrants
                                                                          exercisable for 50,099 shares of Common
                                                                          Stock

8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                   -         72,727
   Five-Year Warrants                                         -         99,208
   New Second Tranche Units                                   -          5,714
   New Second Closing Units                                   -         19,048
   Second Supplemental Purchase Agreement Warrants            -         29,266
   Remaining Second Supplemental Units                        -         20,040


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D

                                                             Page 61 of 84 Pages


          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D
          Second Supplemental Purchase Agreement Warrants          -      D
          Remaining Second Supplemental Units                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 62 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

               Downey                  Robert                   N.
        ---------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                              755 Park Avenue, Apt. 8B
        ---------------------------------------------------------------------
                                      (STREET)

              New York                New York                 10021
        ---------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)


3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 63 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------



                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned

1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         5/28/99



3.   Transaction Code:

     (Instr. 8)

         Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

      Amount       (A) or (D)               Price

      20,833               A            (1) (See explanation to Form 4 of NFP)

                                                             Page 64 of 84 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         563,357


6.   Ownership Form:  Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)





Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).





             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)


1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP) Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock

                                                             Page 65 of 84 Pages


          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants              -
          Five-Year Warrants                                    -
          New Second Tranche Units                              -
          New Second Closing Units                              -
          Second Supplemental Purchase Agreement Warrants       -      5/28/99
          Remaining Second Supplemental Units                   -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

                                                             Page 66 of 84 Pages


  (A) or (D)
          Supplemental Purchase Agreement Warrants
          Five-Year Warrants
          New Second Tranche Units
          New Second Closing Units
   A -    Second Supplemental Purchase Agreement Warrants             - 52,083
   D -    Remaining Second Supplemental Units                         - 20,833


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          New Second Tranche Units                                 -    No later than August 31, 2000
          New Second Closing Units                                 -    No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    Currently
          Remaining Second Supplemental Units                      -    No later than September 22, 1999

                                 Expiration Date

          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                        2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          New Second Tranche Units                                 -    August 31, 2000
          New Second Closing Units                                 -    September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004
          Remaining Second Supplemental Units                      -    September 22, 1999

7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                                                             Page 67 of 84 Pages


                           Amount or Number of Shares

          Supplemental Purchase Agreement Warrants                   -    509,090 shares of Common Stock
          Five-Year Warrants                                         -    694,442 shares of Common Stock
          New Second Tranche Units                                   -    40,000 shares of Common Stock and Warrants
                                                                          exercisable for 99,999 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    133,333 shares of Common Stock and
                                                                          Warrants exercisable for 333,333 shares of
                                                                          Common Stock
          Second Supplemental Purchase Agreement Warrants            -    204,861 shares of Common Stock
          Remaining Second Supplemental Units                        -    140,278 shares of Common Stock and
                                                                          Warrants exercisable for 350,694 shares of
                                                                          Common Stock


8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                   -        509,090
   Five-Year Warrants                                         -        694,442
   New Second Tranche Units                                   -         40,000
   New Second Closing Units                                   -        133,333
   Second Supplemental Purchase Agreement Warrants            -        204,861
   Remaining Second Supplemental Units                        -        140,278


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

          Supplemental Purchase Agreement Warrants                 -      D

                                                             Page 68 of 84 Pages


          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D
          Second Supplemental Purchase Agreement Warrants          -      D
          Remaining Second Supplemental Units                      -      D



11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 69 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

              Steinberg                Thomas                   M.
        ---------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                 199 Aycrigg Avenue
        ---------------------------------------------------------------------
                                      (STREET)

            Passaic Park                 NJ                    07095
        ---------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 70 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         5/28/99


3.   Transaction Code:

     (Instr. 8)

     Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       2,679               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 71 of 84 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         72,432


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).




             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Supplemental Purchase Agreement Warrants (See explanation to Form 4 of
         NFP) Five-Year Warrants (See explanation to Form 4 of NFP) New Second Tranche Units (See explanation to Form 4 of NFP) New Second Closing Units (See explanation to Form 4 of NFP) Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP) Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

          Supplemental Purchase Agreement Warrants             -   $0.50 per share of Common Stock
          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable

                                                             Page 72 of 84 Pages

                                                                   for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Supplemental Purchase Agreement Warrants               -
          Five-Year Warrants                                     -
          New Second Tranche Units                               -
          New Second Closing Units                               -
          Second Supplemental Purchase Agreement Warrants        -      5/28/99
          Remaining Second Supplemental Units                    -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Supplemental Purchase Agreement Warrants                -
          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

     (A) or (D)
           Supplemental Purchase Agreement Warrants               -

                                                             Page 73 of 84 Pages


           Five-Year Warrants                                     -
           New Second Tranche Units                               -
           New Second Closing Units                               -
     A -   Second Supplemental Purchase Agreement Warrants        -       6,697
     D -   Remaining Second Supplemental Units                    -       2,679


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Supplemental Purchase Agreement Warrants                 -    Currently
          Five-Year Warrants                                       -    Currently
          New Second Tranche Units                                 -    No later than August 31, 2000
          New Second Closing Units                                 -    No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    Currently
          Remaining Second Supplemental Units                      -    No later than September 22, 1999

                                 Expiration Date

          Supplemental Purchase Agreement Warrants                 -    Oct. 27, 2003/Nov. 22, 2003/ Dec. 21,
                                                                        2003/Jan. 18, 2004
          Five-Year Warrants                                       -    June 14, 2003
          New Second Tranche Units                                 -    August 31, 2000
          New Second Closing Units                                 -    September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004
          Remaining Second Supplemental Units                      -    September 22, 1999


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Supplemental Purchase Agreement Warrants                   -    Common Stock
          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                                                             Page 74 of 84 Pages


                           Amount or Number of Shares

          Supplemental Purchase Agreement Warrants                   -    65,455 shares of Common Stock
          Five-Year Warrants                                         -    89,285 shares of Common Stock
          New Second Tranche Units                                   -    5,143 shares of Common Stock and Warrants
                                                                          exercisable for 12,858 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    17,143 shares of Common Stock and Warrants
                                                                          exercisable for 42,858 shares of Common
                                                                          Stock
          Second Supplemental Purchase Agreement Warrants            -    26,340 shares of Common Stock
          Remaining Second Supplemental Units                        -    18,036 shares of Common Stock and Warrants
                                                                          exercisable for 45,090 shares of Common
                                                                          Stock


8.   Price of Derivative Security:

     (Instr. 5)

          Supplemental Purchase Agreement Warrants                   -    (2) (See explanation to Form 4 of NFP)
          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

   Supplemental Purchase Agreement Warrants                   -        65,455
   Five-Year Warrants                                         -        89,285
   New Second Tranche Units                                   -         5,143
   New Second Closing Units                                   -        17,143
   Second Supplemental Purchase Agreement Warrants            -        26,340
   Remaining Second Supplemental Units                        -        18,036


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

                                                             Page 75 of 84 Pages


          Supplemental Purchase Agreement Warrants                 -      D
          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D
          Second Supplemental Purchase Agreement Warrants          -      D
          Remaining Second Supplemental Units                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 76 of 84 Pages


                       Attachment To Form 4 of NF Partners
                  in Respect to NoFire Technologies Inc. (NFTI)
                               Statement for: 5/99

         This Form 4 is being filed jointly by NF Partners, LLC ("NFP"), Andrew
H. Tisch, JMC Investments LLC, John Capozzi, Ravitch Rice & Company LLC, Barry
L. Bloom, Robyn Samuels, Paul A. Downey, Robert N. Downey, Robert H. Savage and Thomas M. Steinberg. NFP is the designated filer.

Joint Filer Information


1.   Name and Address of Reporting Person*:

               Savage                  Robert                   H.
        ---------------------- ----------------------- ----------------------
               (LAST)                 (FIRST)                (MIDDLE)

                                5 Crooked Mile Road
        ---------------------------------------------------------------------
                                      (STREET)

              Westport                   CT                    06880
        ---------------------- ----------------------- ----------------------
               (CITY)                 (STATE)                  (ZIP)


2.   Issuer Name and Ticker or Trading Symbol:

         NoFire Technologies, Inc. (NFTI)



3.   IRS Identification Number of Reporting Person, if an entity  (Voluntary):



4.   Statement for Month/Year:

         5/99


5.   If Amendment, Date of Original:

     (Month/Year)

                                                             Page 77 of 84 Pages


6.   Relationship of Reporting Person(s) to Issuer:     (Check all applicable)

                      Director
         -----------
                      Officer (give title below)
         -----------
             X        10% Owner
         -----------
                      Other (specify below)
         -----------



7.   Individual or Joint/Group Filing (Check Applicable Line)

                      Form filed by One Reporting Person
         -----------
             X        Form filed by More than One Reporting Person
         -----------


                  Table I - Non-Derivative Securities Acquired,
                       Disposed of, or Beneficially Owned


1.   Title of Security:

     (Instr. 3)

         Common Stock, par value $0.20 per share ("Common Stock")


2.   Transaction Date:

     (Month/Day/Year)

         5/28/99


3.   Transaction Code:

     (Instr. 8)

     Code                 V

         P


4.   Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

       Amount       (A) or (D)               Price

       5,952               A             (1) (See explanation to Form 4 of NFP)

                                                             Page 78 of 84 Pages


5.   Amount of Securities Beneficially Owned at End of Month:

     (Instr. 3 and 4)

         102,778


6.   Ownership Form:   Direct (D) or Indirect (I):

     (Instr. 4)

         D


7.   Nature of Indirect Beneficial Ownership:

     (Instr. 4)



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).




             Table II - Derivative Securities Acquired, Disposed of,
               or Beneficially Owned (e.g., puts, calls, warrants,
                        options, convertible securities)

1.   Title of Derivative Security:

     (Instr. 3)

         Five-Year Warrants (See explanation to Form 4 of NFP)
         New Second Tranche Units (See explanation to Form 4 of NFP)
         New Second Closing Units (See explanation to Form 4 of NFP)
         Second Supplemental Purchase Agreement Warrants (See explanation to Form 4 of NFP)
         Remaining Second Supplemental Units (See explanation to Form 4 of NFP)


2.   Conversion or Exercise Price of Derivative Security:

          Five-Year Warrants                                   -   $1.00 per share of Common Stock
          New Second Tranche Units                             -   $0.75 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          New Second Closing Units                             -   $0.75 per unit (consisting of 1 share of

                                                             Page 79 of 84 Pages


                                                                   Common Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.75 per share)
          Second Supplemental Purchase Agreement Warrants      -   $0.72 per share of Common Stock
          Remaining Second Supplemental Units                  -   $0.72 per unit (consisting of 1 share of Common
                                                                   Stock and Warrants exercisable for 2.5 shares of
                                                                   Common Stock at $0.72 per share)


3.   Transaction Date:

     (Month/Day/Year)

          Five-Year Warrants                                -
          New Second Tranche Units                          -
          New Second Closing Units                          -
          Second Supplemental Purchase Agreement Warrants   -      5/28/99
          Remaining Second Supplemental Units               -      5/28/99


4.   Transaction Code:

     (Instr. 8)

         Code

          Five-Year Warrants                                      -
          New Second Tranche Units                                -
          New Second Closing Units                                -
          Second Supplemental Purchase Agreement Warrants         -   P
          Remaining Second Supplemental Units                     -   X


5.   Number of Derivative Securities Acquired (A) or Disposed of (D):

     (Instr. 3, 4 and 5)

 (A) or (D)
        Five-Year Warrants                                        -
        New Second Tranche Units                                  -
        New Second Closing Units                                  -
  A -   Second Supplemental Purchase Agreement Warrants           -      14,881
  D -   Remaining Second Supplemental Units                       -       5,952

                                                             Page 80 of 84 Pages


6.   Date Exercisable and Expiration Date:

     (Month/Day/Year)

                                Date Exercisable

          Five-Year Warrants                                       -    Currently
          New Second Tranche Units                                 -    No later than August 31, 2000
          New Second Closing Units                                 -    No later than September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    Currently
          Remaining Second Supplemental Units                      -    No later than September 22, 1999

                                 Expiration Date

          Five-Year Warrants                                       -    June 14, 2003
          New Second Tranche Units                                 -    August 31, 2000
          New Second Closing Units                                 -    September 15, 2000
          Second Supplemental Purchase Agreement Warrants          -    March 29, 2004/April 27, 2004/
                                                                        May 27, 2004
          Remaining Second Supplemental Units                      -    September 22, 1999


7.   Title and Amount of Underlying Securities:

     (Instr. 3 and 4)

                                      Title

          Five-Year Warrants                                         -    Common Stock
          New Second Tranche Units                                   -    Common Stock and Warrants
          New Second Closing Units                                   -    Common Stock and Warrants
          Second Supplemental Purchase Agreement Warrants            -    Common Stock
          Remaining Second Supplemental Units                        -    Common Stock and Warrants

                                                             Page 81 of 84 Pages


                           Amount or Number of Shares

          Five-Year Warrants                                         -    198,412 shares of Common Stock
          New Second Tranche Units                                   -    11,429 shares of Common Stock and Warrants
                                                                          exercisable for 28,572 shares of Common
                                                                          Stock
          New Second Closing Units                                   -    38,095 shares of Common Stock and Warrants
                                                                          exercisable for 95,238 shares of Common
                                                                          Stock
          Second Supplemental Purchase Agreement Warrants            -    58,532 shares of Common Stock
          Remaining Second Supplemental Units                        -    40,079 shares of Common Stock and Warrants
                                                                          exercisable for 100,198 shares of Common
                                                                          Stock


8.   Price of Derivative Security:

     (Instr. 5)

          Five-Year Warrants                                         -    (2) (See explanation to Form 4 of NFP)
          New Second Tranche Units                                   -    (2) (See explanation to Form 4 of NFP)
          New Second Closing Units                                   -    (2) (See explanation to Form 4 of NFP)
          Second Supplemental Purchase Agreement Warrants            -    (1)(See explanation to Form 4 of NFP)
          Remaining Second Supplemental Units                        -    (3)(See explanation to Form 4 of NFP)


9.   Number of Derivative Securities Beneficially Owned at End of Month:

     (Instr. 4)

     Five-Year Warrants                                         -       198,412
     New Second Tranche Units                                   -        11,429
     New Second Closing Units                                   -        38,095
     Second Supplemental Purchase Agreement Warrants            -        58,532
     Remaining Second Supplemental Units                        -        40,079


10.  Ownership Form of Derivative Security:   Direct (D) or Indirect (I):

     (Instr. 4)

                                                             Page 82 of 84 Pages


          Five-Year Warrants                                       -      D
          New Second Tranche Units                                 -      D
          New Second Closing Units                                 -      D
          Second Supplemental Purchase Agreement Warrants          -      D
          Remaining Second Supplemental Units                      -      D


11.  Nature of Indirect Beneficial Ownership:

     (Instr. 4)

Explanation of Responses:

     See explanation to Form 4 of NFP.

[Signatures follow all attachments]

                                                             Page 83 of 84 Pages


                                    SIGNATURE



                  WITNESS, the signatures of the undersigned this th day of June, 1999.

                                       NF PARTNERS, LLC

                                       By     /s/ Andrew H. Tisch
                                         ------------------------------
                                              Andrew H. Tisch, Manager


                                       JMC INVESTMENTS LLC

                                       By     /s/ John Capozzi
                                         ------------------------------
                                              John Capozzi, Manager


                                       RAVITCH RICE & COMPANY LLC

                                       By     /s/ Donald S. Rice
                                         ------------------------------
                                              Donald S. Rice, Managing Director


                                             /s/ Barry L. Bloom
                                       --------------------------------
                                             Barry L. Bloom


                                             /s/ Robyn Samuels
                                       --------------------------------
                                             Robyn Samuels


                                             /s/ Paul A. Downey
                                       --------------------------------
                                             Paul A. Downey

                                                             Page 84 of 84 Pages


                                             /s/ Robert N. Downey
                                       --------------------------------
                                             Robert N. Downey


                                             /s/ Thomas M. Steinberg
                                       --------------------------------
                                             Thomas M. Steinberg


                                             /s/ Andrew H. Tisch
                                       --------------------------------
                                             Andrew H. Tisch


                                             /s/ John Capozzi
                                        --------------------------------
                                             John Capozzi


                                             /s/ Robert H. Savage
                                       --------------------------------
                                             Robert H. Savage